UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2021

Cinemark Holdings, Inc.
 (Exact Name of Registrant as Specified in Charter)

Delaware	001-33401	20-5490327
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 Dallas Parkway, Plano, Texas 75093
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 972.665.1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	CNK	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2021, the Board of Directors (the “Board”) of Cinemark Holdings, Inc., a Delaware corporation (the “Company”), increased the size of the Board from ten (10) to eleven (11) directors effective as of January 1, 2022 (the “Effective Date”). The Board appointed Sean Gamble to fill the newly-created vacancy on the Board and to serve on the Board as a Class III director until he is up for election at the Company’s 2022 annual meeting of stockholders, and until his successor has been elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.  Mr. Gamble has not been appointed to any committees of the Board.  As disclosed on July 28, 2021, Mr. Gamble was appointed as the Chief Executive Officer of the Company effective as of the Effective Date.

Mr. Gamble will not qualify as an independent director under the independence requirements set forth in the rules of The New York Stock Exchange and other governing laws and applicable regulations. Mr. Gamble does not have any interests requiring disclosure under Item 404(a) of Regulation S-K.

On December 31, 2021, in connection with Mr. Gamble’s appointment as Chief Executive Officer of the Company, the Compensation Committee of the Board approved and authorized the Company to enter into that certain Amended & Restated Employment Agreement, dated as of the Effective Date, between the Company and Sean Gamble (the “A&R Employment Agreement”), which amends and restates that certain Employment Agreement, dated as of June 23, 2014, between the Company and Mr. Gamble, as amended by that certain First Amendment to Employment Agreement, dated as of July 28, 2021 (collectively, the “Original Employment Agreement”).

The A&R Employment Agreement amends the Original Employment Agreement to, among others, make the following changes:

Base Salary.  The A&R Employment Agreement increases Mr. Gamble’s annual base salary to $825,000.

Termination.  In the event that Mr. Gamble voluntarily terminates his employment at any time after the tenth anniversary of the Effective Date, (i) any outstanding stock options granted to Mr. Gamble will be vested and/or exercisable for the period through the date of such termination of employment, and will remain exercisable, in accordance with the terms contained in the plan and the agreement pursuant to which such stock options were granted, (ii) any equity incentive award (other than stock options) with time-based vesting provisions granted to Mr. Gamble will be fully vested, and (iii) any equity incentive awards with performance-based vesting provisions will remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and, if or to the extent the performance provisions are attained, such equity incentive awards will become fully vested (without regarding to any continued employment requirement).

In addition to the foregoing, if the Company terminates the employment of Mr. Gamble (i) without Cause (as defined in the A&R Employment Agreement) and Mr. Gamble has not breached the confidentiality, non-competition or non-solicitation covenants in the A&R Employment Agreement or (ii) within one year after a Change of Control (as defined in the A&R Employment Agreement), then Mr. Gamble is entitled to an amount equal to the annual incentive cash bonus target for the year in which such termination occurs.

The foregoing description of the A&R Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the A&R Employment Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”) and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description
10.1	Amended and Restated Employment Agreement, dated as of January 1, 2022, by and between Cinemark Holdings, Inc. and Sean Gamble.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CINEMARK HOLDINGS, INC.

Date: January 4, 2022	By:	/s/ Michael D. Cavalier
		Name:	Michael D. Cavalier
		Title:	Executive Vice President – General Counsel and
Business Affairs and Secretary